124 West Allegan Street, Suite 1000 Lansing, Michigan 48933 T (517) 482-5800 F (517) 482-0887 www.fraserlawfirm.com

Douglas J. Austin

Michael E. Cavanaugh

David E.S. Marvin

Stephen L. Burlingame

Darrell A. Lindman

Gary C. Rogers

Mark A. Bush

Michael H. Perry

Brandon W. Zuk

Thomas J. Waters

Mark R. Fox

Michael S. Ashton

H. Kirby Albright

Graham K. Crabtree

Michael P. Donnelly

Edward J. Castellani

Peter D. Houk

Jonathan E. Raven

Thaddeus E. Morgan

Anita G. Fox

Elizabeth H. Latchana

Ryan M. Wilson

Kenneth S. Wilson

Brian P. Morley

Mary M. Moyne

Max R. Hoffman, Jr.

Thomas L. Sparks

Geoffrey D. Harrison

Marlaine C. Teahan

Mark E. Kellogg

Daniel J. Cherrin

Ryan K. Kauffman

Jennifer Utter Heston

Nicole L. Proulx

J.J. Burchman

Matthew A. Carmona

Samantha A. Kopacz

Brian T. Gallagher

Loukas P. Kalliantasis

Charles D. Drayton

Melisa M. W. Mysliwiec

Exhibit 5.5

OF COUNSEL

Peter L. Dunlap, P.C.

John J. Loose

Toni L. Harris

RETIRED

Donald A. Hines

Archie C. Fraser

(1902–1998)

Everett R. Trebilcock

(1918–2002)

James R. Davis

(1918–2005)

Ronald R. Pentecost

(1932–2008)

June 6, 2011

Board of Directors of PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, NY 14450

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Ladies and Gentlemen:

We have acted as special counsel to LDMI Telecommunications, Inc., a Michigan corporation (the “Michigan Guarantor”) in connection with the registration statement on Form S-4, as amended, filed by PAETEC Holding Corp., a Delaware corporation (the “Company”) on May 26, 2011 (the “Registration Statement”), and by each of the Company’s direct and indirect affiliates identified as a “Co-Registrant” on the cover page of the Registration Statement (each a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the proposed offering of up to $450,000,000.00 in aggregate principal amount of 9 7/8% Senior Notes due 2018 of the Company (the “Exchange Notes”) in exchange for up to $450,000,000.00 in aggregate principal amount of 9 7/8% Senior Notes due 2018 of the Company originally issued on December 2, 2010 and outstanding as of the date hereof (the “Original Notes”), and of the guarantees of the Exchange Notes (the “Guarantees”) to be issued by the Guarantors. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of December 2, 2010, by and among the Company, the Guarantors parties thereto and the Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented or amended (the “Indenture”).

For purposes of this opinion, we have examined copies of the documents listed on Schedule I attached hereto and such other agreements, instruments and documents as we have

FRASER TREBILCOCK DAVIS & DUNLAP | PC	LANSING DETROIT

June 6, 2011

deemed an appropriate basis on which to render the opinions hereinafter expressed. This opinion is given, and all statements herein are made, in the context of the foregoing.

This opinion is based, as to matters of law, solely on the laws of the State of Michigan, including the Michigan Business Corporation Act (the “MBCA”).

Subject to the limitations, assumptions, and exceptions expressed in this letter, we are of the opinion that:

1. The Michigan Guarantor is validly existing as a corporation under the MBCA as of the date hereof.

2. The Michigan Guarantor had the corporate power as of the date of the Second Supplemental Indenture, dated as of December 6, 2010, to the Indenture, and has the corporate power as of the date hereof, to execute and deliver the Second Supplemental Indenture and perform its obligations under the Indenture.

3. The Second Supplemental Indenture dated as of December 6, 2010 has been duly authorized, executed and delivered by the Michigan Guarantor under the MBCA.

This opinion is subject to the following assumptions, exceptions, limitations, and other matters:

We have made no independent investigation, except for reliance upon matters of fact represented in certificates of the officers of the Michigan Guarantor and the Company and upon information from public officials.

We have assumed: the authenticity of all documents submitted to us as originals; that the original signatures in all documents or copies of documents we have examined are genuine; that the copies were true and complete copies of the originals; that the persons who executed the originals were authorized and had legal capacity to do so; that all such documents were duly delivered and that there have been no material amendments or modifications which have not been provided to us; and that each document submitted to us in draft form conformed in all material respects to the final executed form.

This opinion is limited to the laws of the State of Michigan. We express no opinion concerning municipal or local ordinances or regulations, federal law, or the laws of any other state or jurisdiction.

We express no opinion with respect to federal or Michigan securities laws, or the securities laws of any other state, nor any anti-fraud or fraudulent conveyance laws and have assumed, with your permission, appropriate compliance with such laws.

Wherever in this opinion letter we express any opinion with respect to “all laws,” “all statutes” or words of similar import, our opinion is intended to cover only such laws as a lawyer exercising customary professional diligence would reasonably recognize as being directly applicable to the parties to the transaction, the transaction, or both, and is not intended to indicate

June 6, 2011

any opinion with regard to any statute or law or area of law which a lawyer exercising such diligence would not reasonably recognize as being so applicable.

The opinions expressed above are solely for the benefit of the named addressees hereof. No other person may rely on the opinions expressed above for any other purpose or in any other context, except that Hogan Lovells US LLP may rely on such opinions solely for the purposes described below. This opinion may not be quoted by you or any other person without our prior written consent, except as set forth below. This opinion is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to Hogan Lovells US LLP’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Exchange Notes and the Guarantees filed as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. We also consent to your filing of this opinion as Exhibit 5.5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Fraser Trebilcock Davis & Dunlap, P.C.

Fraser Trebilcock Davis & Dunlap, P.C.

June 6, 2011

SCHEDULE I

1.	The articles of incorporation of the Michigan Guarantor, as certified by the Director of the Bureau of Commercial Services of the State of Michigan on November 18, 2010 (the “Articles”).

2.	The bylaws of the Michigan Guarantor, as certified by the Secretary of the Michigan Guarantor on June 6, 2011 as being complete, accurate and in effect.

3.	A certificate of existence of the Michigan Guarantor issued by the Director of the Bureau of Commercial Services of the State of Michigan dated May 25, 2011.

4.	Certain resolutions of the board of directors of the Michigan Guarantor adopted by written consent on December 6, 2010, as certified by the Secretary of the Michigan Guarantor on June 6, 2011 as being complete, accurate and in effect, relating to, among other things, the authorization, execution and delivery of the Indenture.

5.	A certificate on behalf of the Michigan Guarantor to the effect that the representations and warranties related to the Indenture are true and correct.